SHP ETF Trust N-1A/A

Exhibit 99.28(l)

SHP ETF TRUST

FIS KNIGHTS OF COLUMBUS GLOBAL BELIEF ETF

FORM OF PRIVATE OFFERING (SEED MONEY) AGREEMENT

This Private Offering (Seed Money) Agreement (the “Agreement”) made this 17th day of June, 2021, by and between SHP ETF Trust, a statutory trust organized and existing under the laws of the State of Delaware (the “Trust”), on behalf of the FIS Knights of Columbus Global Belief Fund (the “Fund”), and Faith Investor Services, LLC (the “Subscriber”).

1.           The Subscriber subscribes for and agrees to purchase from the Trust 4,000 shares of the Fund for a purchase price of $25 per share and a total purchase price of $100,000.

2.           The Subscriber represents and warrants that the shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof. The Subscriber is purchasing the shares pursuant to Section 14 of the Investment Company Act of 1940, as amended, in order to provide the seed capital for the Fund prior to the commencement of the public offering of its shares.

3.           This Agreement is executed on behalf of the Trust by the Trust’s officers as officers and not individually and the obligations imposed upon the Trust by this Agreement are not binding upon any of the Trust’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust. The execution and delivery of this Agreement has been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

Faith Investor Services, LLC

Signature:	/s/ Michael Skillman
By:	Michael Skillman
Title:	Chief Executive Officer

SHP ETF Trust

Signature:	/s/ Garrett Paolella
By:	Garrett Paolella
Title:	President